Exhibit 10.14

Summary of Directors’ Compensation

For 2006, outside directors serving on the Board of Directors of Albemarle Corporation will be paid $15,800 per quarter ($63,200 per year) for service as a director. In addition, directors receive an annual amount based on their committee service: Audit Committee members receive $9,000 and the Chairman of the Audit Committee receive an additional $9,000; Executive Compensation Committee members receive $7,000 and the Chairman of the Executive Compensation Committee will receive an additional $4,500; and Corporate Governance and Social Responsibility Committee members receive $5,000 and the Chairman of Corporate Governance and Social Responsibility Committee will receive an additional $3,000. In addition, we reimburse each of our non-employee directors for reasonable travel expenses incurred in connection with attending Board and Board Committee meetings. Employee members of the Board of Directors are not paid separately for service on the Board of Directors.

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